Exhibit l(ii)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-226804 on Form N-4 and Amendment No. 24 to Registration Statement No. 811-23092 on Form N-4 of our report dated March 13, 2024, relating to the statutory basis financial statements of MEMBERS Life Insurance Company, appearing in the Statement of Additional Information and elsewhere in the Registration Statement. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 17, 2024